Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eastman Kodak Company for the registration of common stock and to the incorporation by reference therein of our report dated March 16, 2021, with respect to the consolidated financial statements and schedule of Eastman Kodak Company included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rochester, New York

August 10, 2021